EXHIBIT 10.8

WRITTEN DESCRIPTION OF
MANAGEMENT INCENTIVE BONUS POLICY

        Part of Citizens and Farmers Bank’s (the “Bank”) compensation program includes making short-term incentive compensation awards under a management incentive bonus policy adopted by the Bank effective January 1, 1987.

        Under the management incentive bonus policy, individual performance awards are made annually to selected members of management.  Awards are recommended by the Bank’s Compensation Committee and approved by the Board of Directors of the Bank (the “Bank Board”).  In determining the management awards, the Compensation Committee and the Bank Board consider the Corporation’s total performance, including its growth rate, returns on average assets and equity, and absolute level of income.  In addition, the Compensation Committee and the Bank Board consider the individual performance of the members of management who may receive awards.  The expense for these awards is accrued in the year of the specified performance.